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                                                                   Exhibit 5.1
                               BARATTA & GOLDSTEIN
                                ATTORNEYS AT LAW
                                597 FIFTH AVENUE
                              NEW YORK, N.Y. 10017
                                   ----------
JOSEPH P. BARATTA                 (212) 750-9700      FACSIMILE:  (212) 750-8297
HOWARD J. GOLDSTEIN                                         INFO@BARAGOLD.COM
  -----------
LOUIS R. AIDALA                                                OF COUNSEL
JOAN PALERMO                                               MARGARET M. STANTON
JOSEPH A. BARATTA*                                           LINDA MARYANOV
                                                          SAMUEL M. GREENFIELD
*  Admitted in NY and NJ

                                  July 16, 2003


Calypte Biomedical Corporation
1265 Harbor Bay Parkway
Alameda, CA  94502

                  Re: Registration Statement on Form S-2
                       ----------------------------------
Ladies and Gentlemen:

We have acted as counsel to Calypte Biomedical Corporation, a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of up to 52,500,100 shares of Common Stock (the "Shares") as follows:

 o 29,410,000 shares of common stock that may be issuable upon the conversion of $3,232,000 aggregate original principal amount of the Company`s 8% secured convertible notes, including 831,216 shares that have previously been issued to certain selling security holders as a result of their conversions of $298,749 principal amount, plus interest and liquidated damages;

 o 450,000 shares of the Company`s common stock, of which 366,667 shares have previously been issued to certain selling security holders in connection with the Company`s $1.50 PIPE transaction, including 100,000 shares issued in payment of liquidated damages;

 o 52,493 shares of the Company`s common stock that have been issued to certain selling security holders in connection with their prior conversions of the Company`s 8% convertible debentures in the aggregate principal amount of $200,000, plus interest and fee shares;

 o 905,000 shares of the Company`s common stock that may be issued upon the conversion of $126,083 principal amount of the Company`s 10% convertible notes, plus accrued interest;

 o 12,804,172 shares of common stock that may be issued upon the conversion of $1,950,000 aggregate principal amount of the Company`s 10% convertible debentures, including accrued interest;

 o 8,878,333 shares of common stock that may be issued upon the conversion of $1,600,000 aggregate principal amount of the Company`s 12% convertible debentures, including accrued interest, including 100,000 shares of common stock underlying warrants issued as part of the consideration for one of the transactions, and 16,667 shares issued as fee shares for one of the transactions.

Capitalized terms used without definition in this opinion have the meanings given to them in the respective agreements (including the schedules thereto).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

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(a)      The Amended and Restated Certificate of Incorporation of the Company,
         as amended to date, certified by the Secretary of State of the State of Delaware as of May 28, 2003 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion.

(b) The Bylaws of the Company, as amended to-date, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion.

(c) A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of June 19, 2003.

(d) A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors and Stockholders of the Company relating to the issuance of the Shares, (ii) verifying that the Amended and Restated Certificate of Incorporation of the Company is complete and in full force and effect as of the date of this opinion, and (iii) certifying as to certain factual matters;

(e) A Certificate of Mellon Investor Services, L.L.C., the transfer agent of the Company, as to the number of shares of common stock of the Company outstanding as of July 14, 2003;

(f)      The Registration Statement;

(g)      The respective agreements;

(h)      The form of the debentures; and

(i)      The form of notes.

This opinion is limited to the Federal Law of the United States of America and the General Corporation Law of the State of Delaware which we have for purposes of this opinion assumed are the same as the laws of the State of New York. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

Our opinion expressed herein assumes that the full consideration stated in the Agreements and set by the Board of Directors when authorizing the issuance of the Shares.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold; (ii) the Shares are issued in accordance with the terms of the Agreements and the resolutions authorizing their issuance; (iii) appropriate stock certificates evidencing the Shares are executed and delivered; and (iv) all applicable securities laws are complied with, it is our opinion that when issued, the Shares will be duly authorized and validly issued, and fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                        Very truly yours,

                                                        BARATTA & GOLDSTEIN


                                               By:  /s/ Joseph P. Baratta
                                                     ---------------------
                                                        JOSEPH P. BARATTA


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